FIELDPOINT PETROLEUM PROVIDES UPDATE

COMPANY PLANS TO DRILL THIRD WELL IN EAST LUSK SECTION 15 IN LEA COUNTY, NEW MEXICO

COMPANY ALSO PROVIDES GUIDANCE REGARDING 2012 GROWTH IN REVENUES AND PRODUCTION

AUSTIN, Texas January 10, 2013 /PRnewswire/ - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today that the Company and its partners plan to drill their third well in the East Lusk Section 15 in Lea County New Mexico.  Drilling is expected to begin within approximately six months .

FieldPoint’s President and CEO, Ray Reaves, stated, “We are very pleased with the results to date of our two existing wells on this property, both drilled with Cimarex (NYSE:XEC) as our drilling partner.  As with those two wells, FieldPoint will own a 43.75% working interest, Cimarex will own 37.5%, and other partners will own the remaining 18.75% working interest in well #3.”

Mr. Reaves added, “The Company achieved an increase of between 30% and 40% in BOE (barrel of oil equivalent) production in 2012 compared to 2011 BOE production.  As a result, we currently estimate the Company’s 2012 revenues to be between $10.2 and $10.8 million compared to $7.2 million in 2011.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com